Exhibit 99.1

Boxlight to Appoint Greg Wiggins as Chief Financial Officer

DULUTH, Ga. – June 14, 2022 – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology, digital signage and software solutions, today announced that Greg Wiggins will be appointed as Chief Financial Officer commencing on July 5, 2022. As previously reported, Patrick Foley, the Company’s current CFO, will be stepping down for personal reasons. Mr. Foley will remain with Boxlight until July 29, 2022 to assist with the transition.

Mr. Wiggins is a certified public accountant with more than 15 years of experience providing corporate finance leadership to high-growth companies. Since 2019, Mr. Wiggins has served as an Assurance Director at BDO USA, LLP where he performs critical tasks associated with assurance and risk management, utilizing advanced knowledge of US GAAP and SEC reporting rules. Previously, from 2017 to 2019, Mr. Wiggins was Chief Financial Officer of Mitch Cox Companies where he helped drive growth by developing short- and long-term strategic financial objectives and strategies; managed accounting, investor relations, legal, tax and treasury functions; and advised senior leadership on financial implications. Mr. Wiggins also spent seven years at Carmike Cinemas (previously listed on Nasdaq and acquired by AMC Theatres (NYSE:AMC) in 2016) in key leadership roles including Assistant Vice President and Chief Accounting Officer, and six years as a Business Assurance Manager at Ernst & Young. Mr. Wiggins obtained his master’s degree in Accountancy in 2004 and his bachelor’s degree in Commerce and Business Administration from The University of Alabama.

“I am pleased to welcome Greg to the Boxlight management team,” commented Michael Pope, CEO at Boxlight. “Greg brings tremendous public accounting, public company and corporate finance experience, and will be a valuable contributor as we guide the company through sustained growth. I would also like to thank Pat for his significant contributions over the last two years and wish him the very best.”

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About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software,

Exhibit 99.1

audio solutions, supporting accessories and professional services. For more information about the Boxlight story, visit www.boxlight.com, www.clevertouch.com and www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine. nance@boxlight.com

Investor Relations

+1 360-464-4478

investor.relations@boxlight.com